Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

OCEANTECH ACQUISITIONS I CORP.

Pursuant to Section 242 of the Delaware General Corporation Law

OCEANTECH ACQUISITIONS I CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is OceanTech Acquisitions I Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 3, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 27, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	Section 9.1(c) is hereby added to Article IX as follows:

(c)	In the event that the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional six months, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account $125,000 for each such one-month extension until June 2, 2023, unless the Closing of the Company’s initial business combination shall have occurred for such extension and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.

IN WITNESS WHEREOF, OceanTech Acquisitions I Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 1st day of December, 2022.

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Joseph Adir
Name:	Joseph Adir
Title:	Chief Executive Officer